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                               Exhibit 27(d)(iv)

                       Disability Waiver of Premium Rider

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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                       DISABILITY WAIVER OF PREMIUM RIDER

IN THIS RIDER, the Primary Insured is named on page 4 of the Policy. Western Reserve Life Assurance Co. of Ohio will be referred to as We, Our or Us.

BENEFIT We will begin to apply the Waiver of Premium Benefit shown on page 4 of the Policy when We receive due proof that the Primary Insured's total disability has existed continuously for at least six months, as provided in this Rider. We will apply the Waiver of Premium Benefit as if it is a premium paid, and will allocate the resulting Net Premium into the Policy's Cash Value. At that time, We will also apply a retroactive Waiver of Premium payment equal to six months of benefit. While total disability continues, We will apply the benefit each month on the Monthiversary. No benefit will be provided which falls due:

                     1. more than one year prior to receipt at Our Office of Written Notice of claim; or

                     2.   after recovery from total disability; or

                     3.   after the Termination of this Rider.

TOTAL DISABILITY     During the first two years of disability, total disability means the Primary Insured's complete inability, because of bodily injury or disease, to engage in the Primary
                     Insured's occupation at the time disability began. The
                     Primary Insured's occupation may include enrollment in a school or college as a full-time student.

                     After the first two years of disability, total disability means the Primary Insured's complete inability, because of bodily injury or disease, to engage in any gainful occupation for which the Primary Insured is qualified by education, training, or experience. Such bodily injury must occur or disease must first manifest itself after the date this Rider is signed by Us.

                     We will also recognize as total disability the Primary Insured's complete and irrecoverable loss of any one of the following:

                     1.   sight of both eyes;

                     2.   use of both hands or both feet; or

                     3.   use of one hand and one foot.

RISKS NOT COVERED

                     We will not provide any benefits if total disability results from:

                     1.   intentionally self-inflicted bodily injury;

                     2. service in the military or naval forces of any country when such country is engaged in war, whether declared or not; or

                     3. bodily injury sustained while in or on, or in consequence of having been in or on, any device for aerial navigation, or in descending from or with, or while adjusting, operating or handling any such device. This restriction does not apply while actually riding as a fare-paying passenger in an aircraft operated on regular schedule by an incorporated passenger carrier over its established air route.

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CONSIDERATION              This Rider is issued in consideration of:

                           1.   the application for this Rider; and

                           2.   the payment of the Initial premium.

INCONTESTABILITY           This Rider shall be incontestable after it has been
                           In Force, while the Primary Insured is still alive, for two years after the effective date of this Rider.

NOTICE OF CLAIM            Before We provide any benefits, We must receive
                           Written Notice of claim at Our Office. Notice must be received by Us while total disability continues and while the Primary Insured is still alive, or as soon as reasonably possible.

PROOF OF DISABILITY        Before We apply any benefits, We must receive proof
                           that the Primary Insured's total disability has existed continuously for at least six months and began prior to the Anniversary on or following the Primary Insured's 60th birthday.

                           We may require proof at reasonable intervals that total disability continues. After total disability has continued for two consecutive years, We will not require such proof more than once a year. We may require the Primary Insured's physical examination at Our expense by a physician of Our choice as part of any proof of total disability. We will not provide any further benefits if proof is not furnished as required.

RECOVERY FROM DISABILITY   If and when the Primary Insured recovers from total
                           disability, no further benefits will be provided for that period of disability.

TERMINATION                This Rider will terminate on the earliest of:

                           1. the Anniversary on or following the Primary Insured's 60th birthday, unless the Primary Insured is totally disabled;

                           2. in respect to benefits accruing during the continuance of an existing total disability after the Anniversary on or following the Primary Insured's 60th birthday, the later of the date of recovery from total disability, or the Anniversary on or following the Primary Insured's 100th birthday;

                           3.   the date this Policy terminates; or

                           4. the Monthiversary on which this Rider is terminated upon written request by the Owner.

                           It is possible that additional premium payments will be required to keep this Policy In Force while the Waiver of Premium Benefit is being paid.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no Cash Value.

                           The Monthly Deduction for this Rider for each policy month that the Rider is In Force is shown on page 4 of the Policy. This charge will continue during a period of total disability, but will not continue beyond the Anniversary on or following the Primary Insured's 60th birthday.

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EFFECTIVE DATE       This Rider becomes effective on the same date as the Policy unless a later date is shown here.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                              /s/ William H Geiger
                                    Secretary

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